EXHIBIT 7.5
                                POWER OF ATTORNEY
                                -----------------

          KNOW ALL MEN BY THESE PRESENTS, that I, Ada E. Rossin, do hereby make, constitute, designate and appoint C.J. Queenan, Jr. as my true and lawful Attorney-in-Fact, for me and in my name and on my behalf generally:

            1. To sign and file any and all documents to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, including Form 4 and Schedule 13D; and

            2. To substitute one or more attorney or attorneys under my Attorney-in-Fact, to carry out the general or specific powers hereby granted;

with the same powers and to all intents and purposes with the same validity as were I personally present. I hereby ratify and confirm and undertake to ratify and confirm whatsoever my said Attorney-in-Fact shall do or purport to do in right by virtue of this Power of Attorney.

          This Power of Attorney shall be effective immediately upon execution and shall be revoked by my giving to such Attorney-in-Fact acting hereunder written notification of the revocation, which notice shall not be considered binding unless actually received.

          AND, I hereby declare that this Power of Attorney shall not be affected by my disability or incapacity and that as against me and all persons claiming under me, everything which my Attorney-in-Fact shall do or cause to be done shall be valid and effectual in favor of any person claiming a benefit thereunder, who, before the doing thereof, shall not have had notice of revocation of this instrument.

WITNESS:                                  GRANTOR:

/s/ Viola G. Taboni                 /s/ Ada E. Rossin  (SEAL)
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WITNESS:                                  ATTORNEY-IN-FACT

/s/ Dolores J. Wokutch              /s/ C.J. Queenan, Jr. (SEAL)
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Dated:  March 4, 1997